Prospectus  Supplement  dated  March  1,  2000                   Rule  424(b)(3)
(To  Prospectus  dated  January  21,  1997)                 File  No.  333-20093


                              LIFECELL CORPORATION

     The table set forth in the section of the prospectus entitled "Selling Stockholders" is hereby updated to reflect the transfer of certain warrants from Gruntal & Co., LLC (formerly Gruntal & Co., Incorporated) to certain persons. As a result of such transfer, certain persons became beneficial owners of shares of Common Stock of the Company, as set forth below:

                                                                       BENEFICIAL OWNERSHIP (1)
                                                                       ----------------------
                                                                       SUBSEQUENT TO OFFERING
                                                                       ----------------------
NAME                               SHARES     PERCENT   NUMBER OF SHARES   SHARES   PERCENT
-------------------------------  -----------  --------  -----------------  -------  -------
                                                           TO BE SOLD
                                                        -----------------
Jack Weinstein                   108,000(63)       **         108,000(63)  -- (63)       **
106 McIntosh Drive
Mahwah, New Jersey 07430

James Gale                       33,694 (64)       **         33,694 (64)  -- (64)       **
315 W. 106th Street, Apt. 4A
New York New York 10025

Derek Woodworth                  10,000 (65)       **         10,000 (65)  -- (65)       **
876 President Street, 1st Floor
Brooklyn, New York 11215

Kristine DiBiase                  7,000 (66)       **          7,000 (66)  -- (66)       **
20 South Hollow Raod
Brewster, New York 10509

-------------------
**Less  than  1%.

(1)     Each  beneficial  owner's  percentage  ownership  is  determined  by  assuming that options,  warrants  and  other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days have been  exercised or converted. Unless otherwise noted, the Company believes that all persons named  in  the above table have sole voting and investment power with respect to all shares of  Common  Stock  beneficially  owned  by  them.

(63)     Includes  108,000  shares  of  Common  Stock  issuable upon exercise of a warrant.

(64)     Includes  33,694 shares of Common Stock issuable upon exercise of a warrant.  Does not  include  the  shares  set  forth in the Selling Stockholder table in the prospectus as being  held  by  The  James  C.  Gale  Trust  and  James  C.  Gale  and Judith S. Haselton.

(65)     Includes  10,000  shares  of  Common  Stock  issuable  upon exercise of a warrant.

(66)     Includes  7,000  shares  of  Common  Stock  issuable  upon  exercise of a warrant.

     In addition, certain information included in the Selling Stockholder table for persons who already had beneficial ownership of shares of Common Stock of the Company has changed as a result of the transfer. Therefore, the entries in the Selling Stockholder table for Gruntal & Co, Incorporated, David Saks, Joseph
A. Russo, Douglas Kleinberg and Robert Weinstein are amended in their entirety as set forth below:


     In addition, certain information included in the Selling Stockholder table for persons who already had beneficial ownership of shares of Common Stock of the Company has changed as a result of the transfer. Therefore, the entries in the Selling Stockholder table for Gruntal & Co, Incorporated, David Saks, Joseph
A. Russo, Douglas Kleinberg and Robert Weinstein are amended in their entirety as set forth below:

                                                                         BENEFICIAL OWNERSHIP (1)
                                                                        ------------------------
                                                                         SUBSEQUENT TO OFFERING
                                                                         ----------------------
NAME                                 SHARES     PERCENT   NUMBER OF SHARES   SHARES   PERCENT
--------------------------------  ------------  --------  -----------------  -------  -------
                                                             TO BE SOLD
                                                          -----------------


David Saks                         42,419 (19)       **         42,419 (19)  -- (19)       **
2 Knollwood Road
Woodcliff Lake, New Jersey 07675

Joseph Russo                       23,500 (29)       **         23,500 (29)  -- (29)       **
516 E. 78th Street, Apt. 2G
New York, New York 10021

Douglas Kleinberg                  28,600 (37)       **         28,600 (37)  -- (37)       **
200 E. 94th Street, Apt. 126
New York, New York 10128

Robert Weinstein                   26,900 (56)       **         26,900 (56)  -- (56)       **
155 W. 68th Street, Apt. 24C
New York, New York 10023

Gruntal & Co., LLC                136,040 (62)        1%       136,040 (62)  -- (62)       **
14 Wall Street
New York, New York 10005


**Less  than  1%.

(1)     Each  beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any  other person) and that are exercisable or convertible within 60 days have been exercised or  converted.  Unless  otherwise  noted,  the Company believes that all persons named in the above  table have sole voting and investment power with respect to all shares of Common Stock beneficially  owned  by  them.

(19)     Includes  42,419 shares of Common Stock issuable upon conversion of shares of Series
B Preferred Stock and exercise of a warrant, but excludes a maximum of 6,161 shares of Common
Stock  that may be issuable to such Selling Stockholder upon conversion of the maximum number of  shares  of Series B Preferred Stock that may be issued as dividends payable on the shares of  Series  B  Preferred  Stock  held  by  such  Selling  Stockholder.

(29)     Includes  23,500 shares of Common Stock issuable upon conversion of shares of Series
B Preferred Stock and exercise of a warrant, but excludes a maximum of 1,451 shares of Common
Stock that may be issuable to such Selling  Stockholder upon conversion of the maximum number of  shares  of Series B Preferred Stock that may be issued as dividends payable on the shares of  Series  B  Preferred  Stock  held  by  such  Selling  Stockholder.


(37)     Includes  28,600 shares of Common Stock issuable upon conversion of shares of Series
B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,870 shares of Common
Stock  that may be issuable to such Selling Stockholder upon conversion of the maximum number of  shares  of Series B Preferred Stock that may be issued as dividends payable on the shares of  Series  B  Preferred  Stock  held  by  such  Selling  Stockholder.

(56)     Includes  26,900 shares of Common Stock issuable upon conversion of shares of Series
B Preferred Stock and exercise of a warrant, but excludes a maximum of 2,419 shares of Common
Stock that may be issuable to such Selling  Stockholder upon conversion of the maximum number of  shares  of Series B Preferred Stock that may be issued as dividends payable on the shares of  Series  B  Preferred  Stock  held  by  such  Selling  Stockholder.

(62)     Includes  136,040  shares  of  Common  Stock  issuable  upon  exercise of a warrant.


                                    End  of  Supplement